Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 1, 2007) - M/I Homes, Inc. (NYSE:MHO) announced results for the fourth quarter and year ended December 31, 2006.

For the year ended December 31, 2006, net income and diluted earnings per share were $38.9 million and $2.74, respectively, compared to 2005’s record $100.8 million and $6.93. Exclusive of charges and costs described below totaling $3.81 per diluted share, earnings per diluted share for the year would have been $6.55 - the third best year in the Company’s thirty year history and only a 6% decline from 2005’s record earnings per diluted share. For the 2006 fourth quarter, the Company recorded a loss of $11.0 million, or $0.78 per diluted share, compared to net income of $41.3 million, or $2.84 per diluted share for the 2005 fourth quarter. Included in fourth quarter results are pre-tax land-related impairment charges of $69.8 million as well as $3.0 million of land and lot option deposit and pre-acquisition write-offs, which negatively impacted fourth quarter diluted earnings per share by $3.25. For the year, the Company incurred pre-tax land-related impairment charges of $71.8 million, wrote-off $7.0 million of land and lot option deposits and pre-acquisition costs, and incurred $7.0 million of severance costs in connection with the reduction of the Company’s workforce. In addition, fourth-quarter and full-year results also include a $0.03 and $0.13 diluted per share charge, respectively, related to the implementation of SFAS 123R, Share Based Payments, in 2006.

The Company delivered 1,363 homes in the fourth quarter compared to 1,616 in same period of 2005. Homes delivered for the twelve months ended December 31, 2006 decreased 4% to 4,109 from 4,291 in 2005. Annual new contracts declined 35% to 2,825 from last year’s 4,314. New contracts for the fourth quarter decreased 61% to 353 from 2005’s 901, with active communities of 163 at year end, compared to 150 at the end of 2005 and 170 at September 30, 2006.

At year-end, backlog declined in units and sales value when compared with the same period a year ago. Backlog of homes at December 31, 2006 totaled 1,523 with sales value decreasing 44% to $533 million compared to 2005’s year end. The backlog of homes at December 31, 2005 was 2,807 with a sales value of $954 million. The average sales price of homes in backlog at December 31, 2006 rose to a record-high $350,000, which is a 3% increase over 2005’s year-end average sales price of $340,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “2006 served as a healthy reminder of something that we have always known - that homebuilding is a cyclical business. Like other homebuilders, we faced adverse and challenging conditions in most of our markets. As a result, we employed a defensive operating strategy on virtually every front - making the cuts necessary to right-size our business, incurring land-related impairment charges and write-offs of nearly $80 million and reducing our lots owned and controlled by 27% from a year ago. Without the impairments, write-offs and severance costs, 2006 would have been the third best earnings year in our history. Other positives for 2006 included: (i) fourth quarter and full year pre-impairment gross margins of 23.4% and 25.4%, respectively; (ii) operating margins for the fourth quarter and full year, exclusive of impairments, write-offs and severance costs, of 13.0% and 11.9%, respectively; (iii) the continued successful implementation of our geographic diversification, with nearly 60% of our homes delivered occurring in our Florida and Mid-Atlantic regions; and (iv) the continued improvement of our Charlotte and Raleigh operations.”

Mr. Schottenstein continued, “As we begin 2007, we are excited about our business and believe this is a time of unique opportunity. We are focused on a number of initiatives which should further distinguish our operations and improve our Company. Our financial position remains strong - shareholders’ equity stands at a record $617 million. Though we expect market conditions in 2007 to remain challenging, we are well positioned. We currently estimate that we will deliver approximately 3,000 homes in 2007, with earnings ranging from $0.50 - $1.00 per diluted share.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EST. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through February 1, 2008.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered 68,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue	$482,256	$507,770	$1,359,293	$1,347,646

Net income	$ (10,969)	$ 41,315	$ 38,875	$ 100,785

Earnings per share
Basic	$(0.79)	$2.88	$2.78	$7.05
Diluted	$(0.78)	$2.84	$2.74	$6.93

Weighted average shares outstanding
Basic	13,906	14,333	13,970	14,302
Diluted	14,108	14,538	14,168	14,539

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue	$482,256	$507,770	$1,359,293	$1,347,646
Gross margin	43,194	126,937	273,024	340,123
General and administrative expense	28,433	27,312	103,042	80,657
Selling expense	28,106	27,553	93,616	83,931
Operating income	(13,345)	72,072	76,366	175,535
Interest expense	5,317	5,435	16,247	14,108
Income before income taxes	(18,662)	66,637	60,119	161,427
Income taxes	$ (7,693)	25,322	21,244	60,642
Net income	$ (10,969)	$ 41,315	$ 38,875	$ 100,785

Revenue:
Housing revenue	$446,522	$488,760	$1,286,481	$1,276,803
Land revenue	30,637	16,328	48,880	43,326
Other	(2,778)	(3,718)	647	6,622
Total homebuilding revenue	$474,381	$501,370	$1,336,008	$1,326,751

Financial services revenue	$ 7,875	$ 8,342	$ 27,125	$ 28,635
Eliminations	-	(1,942)	(3,840)	(7,740)
Total revenue	$482,256	$507,770	$1,359,293	$1,347,646

Additional Information:
Average closing price	$ 328	$ 302	$ 313	$ 298
Housing gross margin percentage	6.6%	23.9%	18.4%	23.7%
Land gross margin percentage	20.5%	16.1%	18.6%	16.8%
Land gross margin dollars	$ 6,290	$ 2,626	$ 9,102	$ 7,285

Financial services pre-tax income	$ 4,693	$ 5,175	$ 15,410	$ 18,050

Land, Lot and Investment in Unconsolidated Subsidiaries
Impairment by Region:
Midwest	$ 19,387	$ -	$ 21,307	$ -
Florida	9,169	-	9,169	-
Mid-Atlantic	41,274	-	41,274	-
Total Impairment	$ 69,830	$ -	$ 71,750	$ -

Abandonments by Region:
Midwest	$ 1,737	$ 694	$ 3,713	$ 1,169
Florida	1,177	1,432	2,671	1,510
Mid-Atlantic	122	58	632	146
Total Abandonments	$ 3,036	$ 2,184	$ 7,016	$ 2,825

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

EBITDA (1)	$ 68,617	$ 75,791	$ 176,498	$186,158
Interest incurred	$ 12,806	$ 8,587	$ 45,204	$ 26,316
Interest amortized to cost of sales	$ 6,809	$ 2,832	$ 12,971	$ 8,264
Depreciation and amortization	$ 2,117	$ 1,441	$ 6,926	$ 4,498
Non-cash charges	$ 73,552	$ -	$ 81,823	$ -

Cash provided by (used in) operating activities	$ 77,997	$ 50,791	$(104,012)	$ (92,639)
Cash used in investing activities	$ (4,614)	$(16,938)	$ (21,758)	$ (64,124)
Cash provided by (used in) financing activities	$(64,580)	$(12,045)	$ 112,201	$179,497

Units:
New contracts	353	901	2,825	4,314
Homes delivered	1,363	1,616	4,109	4,291

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is defined, in accordance with our credit facility, as net income, plus interest expense (including interest amortized to land and housing costs), income taxes, depreciation, amortization and non-cash charges, minus interest income.

	December 31,
	2006	2005
Backlog:
Units	1,523	2,807
Aggregate sales value (million)	$ 533	$ 954
Average sales price	$ 350	$ 340

	December 31,
	2006	2005
Balance Sheet and Operating Data:
Unrestricted cash/Cash held in escrow	$ 70,491	$ 56,908

Homebuilding inventory
Lots, land and land development costs	$ 782,621	$ 754,530
Land held for Sale	21,803	-
Houses under construction	347,126	294,363
Land purchase deposit	3,735	14,058
Other	29,073	13,181
Total homebuilding inventory	$1,184,358	$1,076,132

Total assets	$1,477,079	$1,329,678
Homebuilding debt	$ 615,599	$ 465,565
Shareholders’ equity	$ 617,052	$ 592,568
Book value per share	$ 44.33	$ 41.36
Homebuilding net debt/capital ratio	46%	40%

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	Land Position Summary

	December 31, 2006			December 31, 2005

	Lots	Lots Under		Lots	Lots Under
	Owned	Contract	Total	Owned	Contract	Total

Midwest Region	7,433	854	8,287	8,743	4,199	12,942

Florida Region	9,018	1,034	10,052	7,868	4,014	11,882

Mid-Atlantic Region	2,935	1,158	4,093	2,763	2,987	5,750

Total	19,386	3,046	22,432	19,374	11,200	30,574